EX-99.B16
             SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
  VANGUARD GROWTH AND INCOME PORTFOLIO OF VANGUARD QUANTITATIVE PORTFOLIOS

1. Average Annual Total Return (As of December 31, 1996)
                n
       P (1 + T)  = ERV

Where:   P = a hypothetical initial payment of $1,000
         T = average annual total return
         N = number of years
       ERV = ending redeemable value at the end of the period

EXAMPLE:

One Year
         P = $1,000
         T = +23.06
         N = 1
       ERV = $1,230.61

Five Year
         P = $1,000
         T = +15.16
         N = 5
       ERV = $2,025.03

Ten Year
         P = $1,000
         T = +15.23
         N = 10
       ERV = $4,127.78

2. YIELD (30 Days Ended December 31, 1996)
                          a - b    6
               Yield = 2[(----- +1) -1]
                          c x d

Where: a = dividends and interest paid during the period b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period

Example: a = $2,323,645.17
         b = $344,499.19
         c = 55,415,328.417
         d = $22.63
     Yield = 1.90%